UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 11)

Invitel Holdings A/S

(formerly Hungarian Telephone and Cable Corp.)

(Name of Issuer)

Ordinary Shares, par value €0.01 per share

(Title of Class of Securities)

K49769 100

(CUSIP Number)

Lawrence H. Guffey The Blackstone Group International Limited 40 Berkeley Square London W1J 5AL, U.K. +44 20 7451 4000	Andrew Sillitoe Apax Partners LLP 33 Jermyn Street London SW1Y 6DN, U.K. +44 20 7872 6300	Ola Nordquist Permira Advisers KB Birger Jarlsgatan 12 114 34 Stockholm Sweden +46 8503 122 00

Oliver Haarmann Kohlberg Kravis Roberts & Co. Ltd. 7 Carlton Gardens London SW1Y 5AD, U.K. +44 20 7839 9800	Gustavo Schwed Providence Equity LLP (formerly “Providence Equity Partners Limited”) 78 Brook Street London W1K 5EF, U.K. +44 20 7514 8800

Copy To:

Michael Wolfson, Esq.

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2Y 9HU, U.K.

+44 20 7275 6500

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

November 2, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [  ]

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company ApS
2.	Check the Appropriate Box if a Member of a Group (See instructions))	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Denmark
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its majority ownership of TDC A/S.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company Investment ApS
2.	Check the Appropriate Box if a Member of a Group (See instructions))	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Denmark
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO, HC

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its indirect ownership of TDC A/S.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions))	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-1, L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, L.P. Inc.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP Co. Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Apax Partners Europe Managers Ltd.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization United Kingdom
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

* Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions))	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) GP Ltd.
2.	Check the Appropriate Box if a Member of a Group (See instructions))	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone NSS Communications Partners (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

* Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Communications Partnership (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO, HC

* Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Investment Partnership (Cayman) IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone Participation Partnership (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Communications Management Associates (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that he is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone Management Associates (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone F1 Communications Associates (Cayman) Ltd.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone LR Associates (Cayman) IV Ltd.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Blackstone Communications Management Associates (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Fund (Overseas), Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Associates Millennium (Overseas), Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR European Fund ll, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Associates Europe ll, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Europe II Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Partners (International) Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR 1996 Overseas Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Fund Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Fund Holdings GP Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Group Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Group Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR & Co. L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) KKR Management LLC
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) OO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Henry R. Kravis
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that he is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) George R. Roberts
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that he is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 1
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 2
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe III GmbH & Co KG
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Federal Republic of Germany
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe III Co-Investment Scheme
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) OO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Investments Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Holdings Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe II C.V.3
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Netherlands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe II C.V.4
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Netherlands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 1
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 2
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira (Europe) Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Managers L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Co-Investment Scheme
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) OO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Schroder Ventures Investments Limited
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners V L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP V L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) V Ltd
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

 CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Paul J. Salem
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that he is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Glen M. Creamer
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that he is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Jonathan M. Nelson
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) IN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that he is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners IV L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	?
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP IV L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners ( Cayman) IV Ltd.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity Operating Partners IV L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Delaware, U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to Nordic Telephone Company ApS. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity GP IV L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Delaware , U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners IV L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See instructions)	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Delaware , U.S.
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) OO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (See instructions))	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) PN

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

CUSIP K49769 100

1. Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) GP Ltd.
2.	Check the Appropriate Box if a Member of a Group (See instructions))	(a) [ ] (b) [X]
3.	SEC Use Only
4.	Source of Funds (See Instructions) N/A
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	[ ]
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 8. Shared Voting Power 5,399,892* 9. Sole Dispositive Power 10. Shared Dispositive Power 5,399,892*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,399,892*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	[ ]
13.	Percent of Class Represented by Amount in Row (11) 32.3%
14.	Type of Reporting Person (See Instructions) CO

*  Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

This Amendment No. 11 to the Schedule 13D of Nordic Telephone Company ApS (“NTC”) and the other joint filing persons as described therein amends and supplements the Schedule 13D filed by NTC on January 25, 2006, as amended prior to this Amendment No. 11 (collectively, the “Schedule 13D”). The Schedule 13D was previously filed by NTC with respect to its beneficial ownership of common stock, par value $.001 per share, of Hungarian Telephone and Cable Corp. (“HTCC”).  Invitel Holdings A/S is the successor, pursuant to a merger and related transactions, to HTCC in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended. Therefore, the Schedule 13D, as amended by this Amendment No. 11, now relates to the beneficial ownership by NTC of the ordinary shares, par value €0.01 per share (the “Ordinary Shares”), and the American depositary shares, each representing one Ordinary Share (the “ADSs” and, together with the Ordinary Shares, the “Shares”), of Invitel Holdings A/S (“the Issuer”). Capitalized terms used but not otherwise defined in this document have the meanings assigned to them in the Schedule 13D.

Neither the filing of this Amendment No. 11 to the Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the Reporting Persons that any such person is the beneficial owner of any of the shares of the Issuer referred to herein for the purposes of Section 13(d) of the Securities Exchange Act 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 2. Identity and Background

The paragraph of Item 2 describing the KKR Funds and their affiliated persons is hereby supplemented as follows:

“KKR Fund Holdings L.P., an exempted limited partnership organized under the laws of the Cayman Islands, is the sole shareholder of each of KKR Millennium Limited, KKR Europe II Limited and KKR 1996 Overseas Limited. KKR Fund Holdings GP Limited, an exempted limited company organized under the laws of the Cayman Islands, and KKR Group Holdings L.P., an exempted limited partnership organized under the laws of the Cayman Islands, are the general partners of KKR Fund Holdings L.P. KKR Group Holdings L.P. is also the sole shareholder of KKR Fund Holdings GP Limited. KKR Group Limited, an exempted limited company organized under the laws of the Cayman Islands, is the sole general partner of KKR Group Holdings L.P. KKR & Co. L.P., a limited partnership organized under the laws of the State of Delaware, is the sole shareholder of KKR Group Limited. KKR Management LLC, a limited liability company organized under the laws of the State of Delaware, is the sole general partner of KKR & Co. L.P.  Messrs. Kravis and Roberts are designated members and directors of KKR Management LLC.

Each of KKR Fund Holdings L.P.; KKR Fund Holdings GP Limited; KKR Group Holdings L.P.; KKR Group Limited; KKR & Co. L.P.; and KKR Management LLC is principally engaged in the business of managing investments in other companies. The principal place of business and principal office of each of KKR Fund Holdings L.P.; KKR Fund Holdings GP Limited; KKR Group Holdings L.P.; KKR Group Limited; KKR & Co. L.P.; and KKR Management LLC is c/o Kohlberg Kravis Roberts & Co., L.P., and 9 West 57th Street, Suite 4200, New York, New York 10019.

Each of Mr. Kravis, Mr. Roberts, Mr. Janetschek, and David J. Sorkin is a director of KKR Fund Holdings GP Limited and KKR Group Limited, and an officer of KKR Management LLC.  Each of Mr. Janetschek and Mr. Sorkin is also an officer of KKR Fund Holdings GP Limited and KKR Group Limited.

Each of Messrs. Kravis, Roberts, Sorkin and Janetschek is a United States citizen.  The present principal occupation or employment of each is as an executive of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and/or one or more of its affiliates.  The business address of Messrs. Kravis, Sorkin and Janetschek is 9 West 57th Street, Suite 4200, New York, New York 10019; the business address of Mr. Roberts is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.”

Item 4. Purpose of the Transaction

Item 4 of the Schedule 13D is hereby supplemented by adding the following paragraphs at the end:

On November 2, 2009, TDC consummated the sale of 5,399,890 Shares to Hungarian Telecom (Netherlands) Cooperatief U.A. (the “Equity Purchaser”) for the euro equivalent of USD 1 per Share, pursuant to a Sale and Purchase Agreement (the “Sale Agreement”), dated September 30, 2009, among TDC, the Equity Purchaser and Hungarian Telecom Finance International Limited (the “Debt Purchaser” and together with the Equity Purchaser, the “Purchasers”). The Purchasers are affiliates of Mid Europa Partners.

2

The aforementioned sale was effected by Danske Bank A/S, as agent of TDC and the Equity Purchaser, by way of a transfer of 5,399,890 Shares to the Equity Purchaser’s custodial account at Danske Bank A/S.

On November 2, 2009 and pursuant to the Sale Agreement, a subsidiary of TDC (“TDC Sub”) also consummated the transfer to the Debt Purchaser of all TDC Sub’s rights and obligations under a loan agreement, dated March 2, 2009, among TDC Sub, Magyar Telecom B.V. and the Issuer, for cash consideration of €34,135,000.”

Item 5. Interest in Securities of the Issuer

Paragraphs (a) and (b) of Item 5 of the Schedule 13D are hereby amended and supplemented by the following:

“(a) – (b) The information contained in the cover pages of this Amendment 11 is incorporated herein by reference.

According to the Schedule 13D/A filed by TDC A/S (“TDC”) on November 2, 2009, TDC beneficially owns 5,399,892 Shares of the Issuer, constituting approximately 32.3% of the outstanding ordinary Shares of the Issuer, and TDC has the sole power to vote and dispose of all of the 5,399,892 Shares it currently owns.

The Reporting Persons may be deemed to indirectly beneficially own 5,399,892 Shares of the Issuer.”

In addition, paragraph 6 of Item 5 (a)-(b) is hereby supplemented as follows:

“KKR Fund Holdings L.P., as the sole shareholder of each of KKR Millennium Limited, KKR Europe II Limited and KKR 1996 Overseas Limited, may also be deemed to beneficially own the Shares of the Issuer held by TDC.

Each of KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.), KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited), KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.), KKR & Co. L.P. (as the sole shareholder of KKR Group Limited), KKR Management LLC (as the sole general partner of KKR & Co. L.P.) and Henry R. Kravis and George R. Roberts (as the designated members of KKR Management LLC) may also be deemed to have or share beneficial ownership of the 5,399,892 Shares of the Issuer that may be deemed beneficially owned by KKR Fund Holdings L.P. The KKR Funds, KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership, KKR Millennium Limited, KKR Europe II Limited, KKR 1996 Overseas Limited, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, Henry R. Kravis and George R. Roberts disclaim beneficial ownership of such Shares.

Paragraph (c) of Item 5 of the Schedule 13D is hereby deleted and replaced in its entirety by the following:

“(c) Other than the transactions contemplated by the Sale Agreement described in Item 4, which description is incorporated by reference in this Item, there have been no transactions by the Reporting Persons in relation to the Shares since the most recent amendment to Schedule 13D filed on September 30, 2009.”

3

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 2, 2009

NORDIC TELEPHONE COMPANY APS
By:	/s/ Andrew Sillitoe
Andrew Sillitoe Director
By:	/s/ Oliver Haarmann
Oliver Haarmann Director
By:	/s/ Gustavo Schwed
Gustavo Schwed Director
By:	/s/ Lawrence H. Guffey
Lawrence H. Guffey Director
By:	/s/ Kurt Björklund
Kurt Björklund Director

NORDIC TELEPHONE COMPANY INVESTMENT APS
By:	/s/ Andrew Sillitoe
Andrew Sillitoe Director
By:	/s/ Oliver Haarmann
Oliver Haarmann Director
By:	/s/ Gustavo Schwed
Gustavo Schwed Director
By:	/s/ Lawrence H. Guffey
Lawrence H. Guffey Director
By:	/s/ Kurt Björklund
Kurt Björklund Director

4

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-A, L.P.
/s/ Andrew Sillitoe
By:	Andrew Sillitoe Authorized Person
For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-1, L.P.
/s/ Andrew Sillitoe
By:	Andrew Sillitoe Authorized Person
For and on behalf of Apax Europe VI GP Co. Limited as general partner of Apax Europe VI GP, L.P. Inc.
/s/ Denise Fallaize
By:	Denise Fallaize Authorized Person
For and on behalf of Apax Europe VI GP Co. Limited
/s/ Denise Fallaize
By:	Denise Fallaize Authorized Person
For and on behalf of Apax Partners Europe Managers Ltd.
/s/ Andrew Sillitoe
By:	Andrew Sillitoe Authorized Person
For and on behalf of Apax Angel Syndication Partners (Cayman) GP Ltd acting in its capacity as general partner of Apax Angel Syndication Partners (Cayman) L.P.
/s/ Mark Cook
By:	Mark Cook Authorized Signatory
Apax Angel Syndication Partners (Cayman) GP Ltd
/s/ Mark Cook
By:	Mark Cook Authorized Signatory

5

Blackstone NSS Communications Partners (Cayman) L.P. By Blackstone Communications Management Associates (Cayman) L.P., its General Partner By Blackstone Communications GP L.L.C., its General Partner
/s/ Robert L. Friedman
By:	Robert L. Friedman Manager
Blackstone Family Communications Partnership (Cayman) L.P. By Blackstone Communications GP L.L.C., its General Partner
/s/ Robert L. Friedman
By:	Robert L. Friedman Manager
Blackstone Capital Partners (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its General Partner By BCP IV GP L.L.C., its General Partner
/s/ Robert L. Friedman
By:	Robert L. Friedman Manager

6

Blackstone Capital Partners (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its General Partner By BCP IV GP L.L.C., its General Partner
/s/ Robert L. Friedman
By:	Robert L. Friedman Manager
Blackstone Family Investment Partnership (Cayman) IV-A L.P. By BCP IV GP L.L.C., its General Partner
/s/ Robert L. Friedman
By:	Robert L. Friedman Manager
Blackstone Participation Partnership (Cayman) IV L.P. By BCP IV GP L.L.C., its General Partner
/s/ Robert L. Friedman
By:	Robert L. Friedman Authorized Person
Blackstone Communications Management Associates (Cayman) L.P. By Blackstone Communications GP L.L.C., its General Partner
/s/ Robert L. Friedman
By:	Robert L. Friedman Manager
Blackstone Management Associates (Cayman) IV L.P. By BCP IV GP L.L.C., its General Partner
/s/ Robert L. Friedman
By:	Robert L. Friedman Manager
Blackstone FI Communications Associates (Cayman) Ltd.
/s/ Robert L. Friedman
By:	Robert L. Friedman Director

7

Blackstone LR Associates (Cayman) IV Ltd.
/s/ Robert L. Friedman
By:	Robert L. Friedman Director
/s/ Stephen A. Schwarzman
By:	Stephen A. Schwarzman

8

Signed by for and on behalf of

KKR Millennium Fund (Overseas), Limited Partnership

By: KKR Associates Millennium (Overseas), Limited Partnership, its general partner

By: KKR Millennium Limited, its general partner

/s/ William J. Janetschek
By:	William J. Janetschek Authorized Person
Signed by for and on behalf of KKR Associates Millennium (Overseas), Limited Partnership By: KKR Millennium Limited, its general partner
/s/ William J. Janetschek
By:	William J. Janetschek Authorized Person
Signed by for and on behalf of KKR Millennium Limited
/s/ William J. Janetschek
By:	William J. Janetschek Authorized Person
Signed by for and on behalf of KKR European Fund II, Limited Partnership By: KKR Associates Europe II, Limited Partnership, its general partner By: KKR Europe II Limited, its general partner
/s/ William J. Janetschek
By:	William J. Janetschek Authorized Person
Signed by for and on behalf of KKR Associates Europe II, Limited Partnership By: KKR Europe II Limited, its general partner
/s/ William J. Janetschek
By:	William J. Janetschek Authorized Person

9

Signed by for and on behalf of KKR Europe II Limited
/s/ William J. Janetschek
By:	William J. Janetschek Authorized Person
Signed by for and on behalf of KKR Partners (International) Limited Partnership By: KKR 1996 Overseas Limited
/s/ William J. Janetschek
By:	William J. Janetschek Authorized Person
Signed by for and on behalf of KKR 1996 Overseas Limited
/s/ William J. Janetschek
By:	William J. Janetschek Authorized Person
Signed by for and on behalf of KKR Fund Holdings L.P. By: KKR Fund Holdings GP Limited its general partner
/s/ William J. Janetschek
By:	William J. Janetschek Director
Signed by for and on behalf of KKR Fund Holdings GP Limited
/s/ William J. Janetschek
By:	William J. Janetschek Director
Signed by for and on behalf of KKR Group Holdings L.P. By: KKR Group Limited its general partner
/s/ William J. Janetschek
By:	William J. Janetschek Director

10

Signed by for and on behalf of KKR Group Limited
/s/ William J. Janetschek
By:	William J. Janetschek Director
Signed by for and on behalf of KKR & Co. L.P. By: KKR Management LLC its general partner
/s/ William J. Janetschek
By:	William J. Janetschek Attorney-in-fact for Henry R. Kravis Designated Member

/s/ William J. Janetschek
By:	William J. Janetschek Attorney-in-fact for George R. Roberts Designated Member
Signed by for and on behalf of KKR Management LLC
/s/ William J. Janetschek
By:	William J. Janetschek Attorney-in-fact for Henry R. Kravis Designated Member

/s/ William J. Janetschek
By:	William J. Janetschek Attorney-in-fact for George R. Roberts Designated Member
Signed by for and on behalf of Henry R. Kravis
/s/ William J. Janetschek
By:	William J. Janetschek Attorney-in-fact

11

Signed by for and on behalf of George R. Roberts
/s/ William J. Janetschek
By:	William J. Janetschek Attorney-in-fact

12

Signed by for and on behalf of Permira Europe III G.P. Limited as general partner of Permira Europe III G.P. L.P. as general partner of Permira Europe III L.P.1	) ) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira Europe III G.P. Limited as general partner of Permira Europe III G.P. L.P. as general partner of Permira Europe III L.P.2	) ) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira Europe III G.P. Limited as general partner of Permira Europe III G.P. L.P. as managing limited partner of Permira Europe III GmbH & Co. KG	) ) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira Nominees Limited as nominee for Permira Investments Limited	) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira Europe III G.P. Limited as administrator of Permira Europe III Co-investment Scheme	) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira Europe III G.P. Limited as general partner of Permira Europe III G.P. L.P.	) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

13

Signed by for and on behalf of Permira Europe III G.P. Limited	) ) )	/s/ Kees Jager
Kees Jager Alternative Director
Signed by for and on behalf of Permira Holdings Limited	) ) )	/s/ Kees Jager
Kees Jager Alternative Director

14

Signed by for and on behalf of Permira Europe II Managers L.P. as general partner of Permira Europe II L.P. 1, acting by its general partner Permira (Europe) Limited	) ) ) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira Europe II Managers L.P. as general partner of Permira Europe II L.P. 2, acting by its general partner Permira (Europe) Limited	) ) ) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira Europe II Managers L.P. as managing general partner of Permira Europe II C.V.3 acting by its general partner Permira (Europe) Limited	) ) ) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira Europe II Managers L.P. as managing general partner of Permira Europe II C.V.4 acting by its general partner Permira (Europe) Limited	) ) ) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira (Europe) Limited as manager of Permira Europe II Co-Investment Scheme	) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of SV (Nominees) Limited as nominee for Schroder Ventures Investments Limited	) ) ) )	/s/ Sarah Biggins
Sarah Biggins Director

15

Signed by for and on behalf of Permira Europe II Managers L.P. acting by its general partner Permira (Europe) Limited	) ) ) ) )	/s/ Kees Jager
Kees Jager Alternative Director

Signed by for and on behalf of Permira (Europe) Limited Alternative Director	) ) )	/s/ Kees Jager
Kees Jager Alternative Director

16

PROVIDENCE EQUITY OFFSHORE PARTNERS V L.P. By: Providence Equity Offshore GP V L.P., the General Partner By: Providence Equity Partners (Cayman) V Ltd., its general partner
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Person

PROVIDENCE EQUITY OFFSHORE GP V L.P. By: Providence Equity Partners (Cayman) V Ltd., its general partner
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Person

PROVIDENCE EQUITY PARTNERS (CAYMAN) V LTD.
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Person

PROVIDENCE EQUITY OFFSHORE PARTNERS IV L.P. By: Providence Equity Offshore GP IV L.P., the General Partner By: Providence Equity Partners (Cayman) IV Ltd., its general partner
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Person

17

PROVIDENCE EQUITY OFFSHORE GP IV L.P. By: Providence Equity Partners (Cayman ) IV Ltd., its general partner
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Person

PROVIDENCE EQUITY PARTNERS (CAYMAN) IV LTD.
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Person

PROVIDENCE EQUITY OPERATING PARTNERS IV L.P. By: Providence Equity GP IV L.P., the General Partner By: Providence Equity Partners IV L.L.C., its general partner
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Signatory

PROVIDENCE EQUITY GP IV L.P. By: Providence Equity Partners IV L.L.C., its general partner
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Signatory

PROVIDENCE EQUITY PARTNERS IV L.L.C.
By:	/s/ Paul J. Salem
Paul J. Salem Authorized Signatory

18

PROVIDENCE SYNDICATION PARTNERS (CAYMAN) L.P. By: Providence Syndication Partners (Cayman) GP Ltd., its general partner
By:	/s/ Jonathan M. Nelson
Jonathan M. Nelson Authorized Signatory

PROVIDENCE SYNDICATION PARTNERS (CAYMAN) GP, Ltd.
By:	/s/ Jonathan M. Nelson
Jonathan M. Nelson Authorized Signatory

By:	/s/ Paul J. Salem
Paul J. Salem
By:	/s/ Jonathan M. Nelson
Jonathan M. Nelson
By:	/s/ Glenn M. Creamer
Glenn M. Creamer